STOCK PURCHASE


                                       AND


                              BUSINESS COMBINATION


                                    AGREEMENT




           This Stock Purchase and Business Combination Agreement is entered into by and among FORVAL CORPORATION, a Japan corporation ("FORVAL") and LEO GLOBAL FUND, a Cayman Islands Trust ("LEO") ( each individually referred to herein as a "BUYER" and collectively referred to as the "BUYERS"), and DIVERSIFIED STRATEGIES, INC., a California corporation ("DSI') and AJOL CO., LTD., a Japan corporation ("AJOL"). BUYERS desire to purchase, and DSI desires to sell to BUYERS 121,661,522 shares of common stock ("the Purchased Stock") of DSI for the consideration and on the terms and conditions, including the representations and warranties of AJOL, set forth herein. Therefore, FORV AL, LEO, DSI, and AJOL (herein each referred to individually as a "Party" and collectively referred to as the "Parties") enter into this Stock Purchase and Business Combination Agreement (" Agreement") with reference to the following facts: ",+-

                               STATEMENT OF FACTS
                               ------------------


     A. AJOL is a Japan company in the business of selling consumer electronic equipment and providing information networking services. AJOL has Seven Thousand
(7000) shares of its common stock outstanding; such shares represent all of the outstanding shares of AJOL.

     B. FORV AL is a Japan company in the business of development, sales, installation and maintenance of telecommunications equipment and computer systems. FORV AL owns Five Thousand (5000) shares of the common stock of AJOL.

     C. LEO owns Two Thousand (2000) shares of the common stock of AJOL.

     D. DSI is a California corporation which does not currently conduct business activities. DSI's Articles of incorporation provide that DSI is authorized to issue 10,000,000 shares of one class of common stock and 5,000,000 shares of preferred stock. Immediately before giving effect to the transaction set forth in this Agreement, DSI has 6,403,238 shares of common stock outstanding held by Two Thousand Five Hundred Thirty Nine (2,539) shareholders (the "Pre- Transaction Shareholders"), and no shares of preferred stock outstanding.





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                                  EXHIBIT 2.0

     E. BUYERS intend to purchase the Purchased Stock for consideration consisting of all of the Seven Thousand (7000) shares of the common stock of AJOL owned by BUYERS (hereafter the " AJOL Stock");

     F .Notwithstanding the fact that the percentages listed below are not in proportion to the relative amounts of AJOL Stock transferred to DSI, the Parties intend that immediately after the transaction:

     (i)   DSI will own 100% of the outstanding common stock of AJOL; and

     (ii)  FORVAL will own 59.170% of the outstanding common stock of DSI; and

     (iii) LEO will own 35.830% of the outstanding common stock of DSI; and

     (iv) The Pre- Transaction Shareholders (including any persons receiving those certain 95,000 shares referred to in section 5.1.2 of this Agreement) will own 5% of the outstanding common stock of DSI.

     G. The Parties intend that immediately after giving effect to the transactions set forth in this Agreement, AJOL will be a wholly owned subsidiary of DSI, and that DSI will be a "publicly held" company eligible for listing on the NASD OTC Bulletin Board.



                                   ARTICLE I

                          BASIC TERMS AND DEFINITIONS

     1.1 DEFINITIONS.
         -----------

     1.1.1 Acquisition Transaction. "Acquisition Transaction" shall mean any transaction by a Party involving:

     (a) the sale or other disposition of all or any material portion of such Party's business or assets (other than in the Ordinary Course of Business);

     (b ) the issuance, sale or other disposition of (i) a majority of the capital stock of such Party, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire a majority of the capital stock of such Party, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for a majority of the capital stock of such Party; or

     (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving such Party.

     1.1.2 Affiliate. " Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.




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                                  EXHIBIT 2.0

     1.1.3 Agreement. "Agreement" shall mean this Agreement (including the Disclosure Schedules and all Disclosure Schedule Updates), as they may be amended from time to time.

     1.1.4 Best Efforts. "Best Efforts" shall mean such commercially reasonable efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under the Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.


     1.1.5 Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b ) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     1.1.5.5 BUYERS. "BUYERS" shall mean each and both of FORVAL AL and LEO.

     1.1.6 Closing Date. "Closing Date" shall mean the date specified in section
2.3.1 of Article II of this Agreement.

     1.1.7 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.1.8 Company Plan. "DSI Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan entered into by DSI. " AJOL Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan entered into by AJOL.

     1.1.9 Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     1.1.10 Contract. With respect to any Party, "Contract" shall mean any written, oral, implied or other agreement, contract, license, obligation, promise or undertaking that is valid and legally binding against such Party, but shall not include any "Excluded Contract" which shall mean any contract which such Party has entered into in the Ordinary Course of Business which either (i) has a term of less than 90 days or may be terminated by such party (without penalty) within 90 days after the delivery of a termination notice by such Party, (ii) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $5,000 (US) , or (iii) is a purchase and sale agreement or purchase order or invoice regarding such Party's products.

     1.1.11 Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

     (a) that was established or adopted by a Party or any ERISA Affiliate of such Party or is maintained or sponsored by such Party;

     (b) in which a Party participates;



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                                  EXHIBIT 2.0

     (c) with respect to which a party or any ERISA Affiliate of such party is or may be required or permitted to make any contribution; or

     (d) with respect to which a party or any ERISA Affiliate of such party is or may become subject to any Liability.

     1.1.12 Disclosure Schedules. "AJOL Disclosure Schedule" shall mean the schedule dated of even date herewith delivered to DSI on behalf of AJOL and BUYERS, a copy of which is attached to this Agreement and incorporated in this Agreement by reference. The AJOL Disclosure Schedule shall include all of AJOL's "Disclosure Schedule Updates" which shall mean all supplements to or updates of the AJOL Disclosure Schedule delivered to DSI at or prior to the Closing Date. "DSI Disclosure Schedule" shall mean the schedule dated of even date herewith delivered to BUYERS and AJOL on behalf of DSI, a copy of which is attached to this Agreement and incorporated in this Agreement by reference. The DSI Disclosure Schedule shall include all of DSI's "Disclosure Schedule Updates" which shall mean all supplements to or updates of the DSI Disclosure Schedule delivered to BUYERS and AJOL at or prior to the Closing Date.

     1.1.13 Effective Date. "Effective Date" shall mean the date specified in
Section 2.1 of Article II of this Agreement.

     1.1.14 Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA, or in any equivalent section of any Japanese law, statute, or regulation that has the same or similar objects and/or purposes as ERISA.

     1.1.15 Encumbrance. "Encumbrance" shall mean any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, mortgage, easement, right-of-way, license, lease, covenant, conditional sale agreement, title retention agreement, option, pledge, security interest, right of RUST refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     1.1.16 Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     1.1.17 Environmental Law. "Environmental Law" shall mean any US or Japanese federal, state, local or foreign Legal Requirement relating to pollution or protection of the environment.

     1.1.18 ERISA. "ERISA " shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.1.19 ERISA Affiliate. "ERISA Affiliate" shall mean, with respect to any Party, any Person that is, was or would be treated as a single employer with such Party under Section 414 of the Code.

     1.1.20 Financial Statements. " AJOL Financial Statements" shall have the meaning specified in Section 4.5 of the Agreement. "DSI Financial Statements" shall have the meaning specified in Section 5.5 of the Agreement.

     1.1.21 GAAP ."GAAP" shall mean generally accepted accounting principles, applied on



                                        4


                                  EXHIBIT 2.0
a basis consistent with the basis on which the Financial Statements were prepared.

     1.1.22 Governmental Authorization. "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

     (b) right under any Contract with any Governmental Body.

     1.1.23 Governmental Body. "Governmental Body" shall mean any:

     (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     1.1.24 Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954,42 U.S.C. ss.ss.2011 ET SEQ..

     1.1.25 Knowledge. A party or Parties shall be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such Party is actually aware of such fact or other matter; or

     (b) given the particular facts and circumstances, a prudent person should have been aware of such fact or other matter upon reasonable investigation.

     1.1.26 Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, edict, decree, treaty, convention, rule, regulation, ruling, directive, requirement, detem1ination or decision of any Governmental Body.

     1.1.27 Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmeasured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability,



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                                  EXHIBIT 2.0
regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in acc dance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     1.1.28 Order. "Order" shall mean any:

     (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

     (b) contract with any Governmental Body that is entered into in connection with any Proceeding.

     1.1.29 Ordinary Course of Business. An action taken by or on behalf of a Party shall not be deemed to have been taken in the "Ordinary Course of Business" of that Party unless:

     (a) such action is consistent with such Party's past practices and is taken in the ordinary course of such Party's no al operations; and

     (b) such action is not required to be authorized by that Party's shareholders, Board of Directors, or any committee of the Party's Board of Directors and does not require any other separate or special authorization of y nature.

     1.1.30 Past Benefit Plan. "P t Benefit Plan" shall mean any Employee Benefit Plan of a Party (other than a Current Benefit Ian):

     (a) of which such party r any ERISA Affiliate of such Party has ever been a "plan sponsor" (as defined in Section 3( 6)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by such Party or by any ERISA Affiliate of such P arty;

     (b) in which such Party o any ERISA Affiliate of such Party has ever participated;

     (c) with respect to which such Party or any ERISA Affiliate of such Party has ever made, or has ever been required or permitted to make, any contribution; or

     (d) with respect to which that Party or any ERISA Affiliate of that Party has ever been subject to any Liability.

     1.1.31 Person. "Person" shall mean any individual, Entity or Governmental Body.

     1.1.32 Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     1.1.33 Proprietary Asset. " Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or registered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, knowhow, franchise, system,

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                                  EXHIBIT 2.0
computer software, invention, design, blueprint, proprietary product, technology, customer list, proprietary right or other intellectual property right or intangible asset.

     1.1.34 Representatives. "Representatives" shall mean officers, directors, employees; attorneys, accountants, and advisors.

     1.1.35 Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     1.1.36 Tax Return. With respect to each Party, "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax required to be filed by or on behalf of such party with any Governmental Body with respect to any taxable period ending on or before the Closing Date.

     1.1.37 Unaudited Interim Balance Sheets. "DSI Unaudited Interim Balance Sheet" shall have the meaning specified in Section 5.5.1(b) of the Agreement.

     1.2 INTERPRETATION

     1.2.1 The mere listing (or inclusion of a copy) of a document or other item either in the Agreement itself or the Disclosure Schedules or the Disclosure Schedule Updates, if any, shall not be deemed adequate to disclose the contents of such document as an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself or unless the listing of a document or other item is prefaced with the words "contents of' which shall put the party receiving such Disclosure Schedule on notice that the contents of such document or other item are being disclosed.

     1.2.2 Each representation and warranty contained herein shall have independent significance. If any party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter that such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation or warranty.

     1.2.3 A disclosure of a matter in one section of the Disclosure Schedules or the Disclosure Schedule Updates regarding one representation shall not be deemed a disclosure of such matter as an exception to any other representation or warranty unless so specifically stated in the other relevant sections of the Disclosure Schedule or the Disclosure Schedule Updates.





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                                   EXHIBIT 2.0

                                   ARTICLE II
                                   ----------

                                    AGREEMENT

     2.1.  PURCHASE AND SALE.
           -----------------

     2.1.1. Effective April 1, 2002, (the "Effective Date"), FOR V AL shall buy and DSI shall sell, issue, transfer and assign to FORVAL, free from any encumbrances, 75,775,918 shares (10,825,131 shares post-split) of the Purchased Stock, representing 59.170% of the common stock of DSI outstanding on the Closing Date.

     2.1.2. Effective as of the Effective Date, LEO shall buy and DSI shall sell, issue, transfer and assign to LEO, free from any encumbrances, 45,885,604 shares (6,555,086 shares post-split) of the Purchased Stock, representing 35.830% of the common stock of DSI outstanding on the Closing Date.

     2.1.3. Reserved.

     2.1.4. Notwithstanding the provisions in sections 2.1.1, 2.1.2, and 2.4, the Parties agree that, upon the completion of the reverse stock split by DSI referred to in section 3.1.4 of this Agreement, the number of shares of the Purchased Stock issued by DSI pursuant to sections 2.1.1 and 2.1.2 and delivered pursuant to section 2.4, shall be adjusted so as to preserve the relative ownership percentages of the BUYERS stated in sections 2.1.1 and 2.1.2; provided however, that in no case shall the total number of Purchased Stock issued by DSI to BUYERS be greater than 95% of the then outstanding common stock of DSI.

     2.2.  PURCHASE PRICE.
           ----------------

     The total Purchase Price for all of the Purchased Stock shall be Seven Thousand (7,000) shares of Common Stock of AJOL, such Seven Thousand (7,000) shares constituting 100% of the issued and outstanding common shares of AJOL as of the Closing Date.

     2.3. PAYMENT OF PURCHASE PRICE.

     2.3.1 Subject to the provisions of section 8.4 of this Agreement, on July 31, 2002 (the "Closing Date"):

     (a) FORV AL shall deliver to DSI stock certificates representing ownership of the Five Thousand (5,000) shares of the AJOL Stock; and

     (b) LEO shall deliver to DSI stock certificates representing ownership of Two Thousand (2,000) shares of the AJOL Stock.

     2.3.2 All such certificates of the AJOL Stock referred to in section 2.3.1 shall be endorsed in blank (or otherwise acceptable to DSI) and readily transferable, free and clear of any and all liens and encumbrances.




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                                  EXHIBIT 2.0

     2.4. DELIVERY OF DSI'S STOCK CERTIFICATES.

     2.4.1. Subject to the provisions of section 2.1.4, on the Closing Date:

     (a) DSI shall deliver to FORV AL a certificate, duly endorsed by DSI's corporate secretary and chairman of the board, evidencing FOR VAL 's ownership of 75,775,918 shares of the Purchased Stock; and


     (b ) DSI shall deliver to LEO a certificate, duly endorsed by DSI's corporate secretary and chainman of the board, evidencing LEO's ownership of 45,885,604 shares of the Purchased Stock.


     2.4.2. DSI shall record the sale of all of the shares referred to in section 2.4.1 with its stock transfer agent and otherwise comply with all applicable laws and regulations regarding the sale of stock to its best knowledge and belief.


     2.5. TAX FREE TRANSACTION.
          --------------------

     The Parties agree that they intend that the sale of the Purchased Stock in exchange for the AJOL Stock as set forth in this Agreement shall be a tax free transaction in the United States in accordance with the provisions of Sections 368 and/or 351 of the Internal Revenue Code of 1986, as amended, as well as the applicable provisions of the Convention Between the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, March 8, 1971. The Parties acknowledge that the transaction set forth in this Agreement may subject the BUYERS to Tax in Japan.



                                   ARTICLE III
                                   -----------

                              CONDITIONS TO CLOSING

     3.1 CONDITIONS TO BUYERS CLOSING.

     Each of BUYERS obligations to purchase the Purchased Stock and to transfer and deliver the AJOL Stock under this Agreement are subject to the occurrence and fulfillment prior to the Closing Date of each of the following conditions:

     3.1.1. No unusual or extraordinary events shall have occurred prior to the Closing Date which would materially and adversely affect the value of either the Purchased Stock or the AJOL Stock.

     3.1.2. All representations and warranties of DSI contained in Article V of this Agreement shall be true and correct as of the Closing Date.

     3.1.3. DSI shall deliver to BUYERS copies of DSI's audited financial statements as of and for the years ended September 30,1999,2000, and 2001. Such




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                                  EXHIBIT 2.0
financial statements shall be audited by a certified public accountant reasonably acceptable to BUYERS, and shall reflect total liabilities of DSI of less than or equal to Fifty Thousand dollars ($50,000).

     3.1.4. DSI shall (1) have completed a reverse stock split in a ratio of one
            (1) share for seven (7) pursuant to which DSI shall agree to purchase all fractional shares thereby resulting, and (2) have resolved any and all dissenters' rights claims of the Pre-Transaction Shareholders; provided however, that AJOL shall either
            (i) provide any necessary funding to satisfy any such dissenters' rights claims and agree to provide the purchase price for all such fractional shares, or (ii) notify DSI that no closing shall occur. The purchase price for each such fractional share to be paid to each fractional share owner as a result of such reverse stock split shall be equal to the fraction of the share owned by such shareholder multiplied by the actual opening bid price of the DSI shares upon such shares becoming listed on the NASD OTC Bulletin Board. Such purchase price shall be provided by AJOL as soon as reasonably possible upon the DSI shares being so listed on the NASD OTC Bulletin Board.

     3.1.5. BUYERS shall have completed all due diligence procedures which they reasonably deem necessary to evaluate the feasibility of DSI as a publicly held company through which AJOL could achieve access to the capital markets in the United States.

     3.1.6 DSI shall have delivered to BUYERS letters of resignation for all of DSI's officers and directors, signed by each such officer or director, each such letter to be effective as of the Closing Date.

     3.1.7 DSI shall have delivered to BUYERS all documents and agreements reasonably required by BUYERS to complete the transaction set forth in this Agreement.

3 .2       CONDITIONS TO DSI CLOSING.
           -------------------------

     DSI's obligation to sell and issue the Purchased Stock under this Agreement is subject to the occurrence and fulfillment prior to the Closing Date of each of the following conditions:

     3.2.1. No unusual or extraordinary events shall have occurred prior to the Closing Date which would materially and adversely affect the value of either the Purchased Stock or the AJOL Stock.

     3.2.2. All representations and warranties of BUYERS and AJOL contained in Article N of this Agreement shall be true and correct as of the Closing Date.


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                                  EXHIBIT 2.0

     3.2.3. BUYERS shall, at the Closing Date, collectively tender shares of the AJOL Stock representing not less than One Hundred percent (100%) of the total outstanding common stock of AJOL.

     3.2.4. AJOL shall deliver to DSI audited financial statements of AJOL for the years ended and as of March 31, 2000, 2001 and 2002. Such financial statements shall be attached hereto as Exhibit 3.2.4 and are hereby incorporated by reference.

     3.2.5. Reserved.

     3.2.6. AJOL shall have delivered to DSI all documents and agreements reasonably required by DSI to complete the transaction set forth in this Agreement. 3.2.7. DSI shall have completed all due diligence procedures which it reasonably deems necessary to evaluate the business, financial condition and anticipated profitability of AJOL.

     3.2.8. AJOL shall provide funds at the Closing Date to be disbursed in satisfaction of DSI's obligations to (i) the LeVitus family and/or LeVitus Corporation for advances it or they made to DSI or on behalf of DSI, (ii) to DSI's prior accountants for services rendered, and
            (iii) to other miscellaneous creditors. Such obligations shall not exceed Fifty Thousand dollars ($50,000) in aggregate.

     3.2.9. All attorney's, accountant's, and other professional fees and costs incurred by DSI and AJOL in connection with the transactions set forth in this Agreement shall be paid by AJOL. Such payments shall be made to (i) the law firm of Ropers, Majeski, Kohn & Bentley, (ii) the law firm of Gelfand & Stein, LLP, (iii) Boston Advisory Services Co., Ltd., (iv) ECO2, LLC, and (v) any other accountants, lawyers, or other professionals that have rendered professional services to DSI or AJOL in connection with the transactions set forth in this Agreement, provided that AJOL shall have approved the hiring of such other professionals.

     3.2.10 DSI shall have received all required shareholder approvals to proceed with the transaction set forth in this Agreement.



                                   ARTICLE IV
                                   ----------

                REPRESENTATIONS AND WARRANTIES OF AJOL AND BUYERS


     AJOL and BUYERS hereby jointly and severally make the following representations and warranties listed in this Article IV to DSI. Except as otherwise stated or set forth in the AJOL Disclosure Schedule, as of the Effective Date and continuing through the Closing Date:

                                  EXHIBIT 2.0

     4.1 DUE ORGANIZATION: CAPITALIZATION AND ARTICLES. BVLAWS AND RECORDS.
         -----------------------------------------------------------------

     4.1.1 AJOL is a corporation duly organized, validly existing and in good standing under the laws of the Country of Japan (including any and all applicable political subdivisions thereof) and has the full corporate power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all of the Contracts to which it is a party, and is duly qualified to do business as a foreign corporation in all of the jurisdictions in which AJOIL conducts any business.

     4.1.2 AJOL has only one class of Common Stock, of which Seven Thousand
(7000) shares are outstanding. Immediately prior to giving effect to the purchase and sale set forth in this Agreement, Five Thousand (5000) of the AJOL shares were owned by FORV AL and Two Thousand (2000) of the AJOL shares were owned by LEO. All such shares are owned free and clear of all liens, encumbrances, security agreements, options, claims, charges and restrictions. All of AJOL 's outstanding shares are validly issued, fully paid and non-assessable. There are no shares of AJOL 's capital stock held in its treasury. As of the Closing Date, there shall be no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of AJOL or any subsidiary of AJOL, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights, phantom stock contracts, or similar rights measured with respect to any of AJOL's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights.

     4.1.3 The minute books and stock records of AJOL are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of AJOL 's minute book and stock records, including AJOL 's Articles or Certificate of incorporation and Bylaws and all amendments to both, have been delivered to DSI. AJOL is not in default under or in violation of any provision of its Articles or Certificate of incorporation or its Bylaws. The books of account, stock records, minute books and other records of AJOL are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

     4.2    AUTHORITY: BINDING NATURE OF AGREEMENTS.

     4.2.1 AJOL has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by AJOL in connection with this Agreement, and the execution, delivery and performance by AJOL of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of AJOL and its shareholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of AJOL, enforceable against AJOL in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors' rights.

     4.2.2 BUYERS each have the absolute and unrestricted right, power and capacity to enter into and to perform their respective obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by BUYERS in connection with this Agreement, and the execution, delivery and performance by BUYERS of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of each of BUYERS ' shareholders, Boards of Directors and officers, as applicable. Each of this Agreement and such other agreements,

                                  EXHIBIT 2.0
certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of BUYERS enforceable against BUYERS in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors' rights.

4.3        NON CONTRAVENTION: CONSENTS,

     4.3.1 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of AJOL's or BUYERS' articles of incorporation or Bylaws, or (ii) any resolution adopted by AJOL's or BUYERS' shareholders, Boards of Directors, or committees of the Boards of Directors;

     (b ) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or to obtain any relief under, any Legal Requirement or any Order to which AJOL or BUYERS, or any of the assets owned or used by AJOL or BUYERS, is subject;

     (c) cause AJOL to become subject to, or to become liable for the payment of, any Tax;

     (d) Reserved; (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by AJOL or any of its employees or that otherwise relates to AJOL's business or to any of the assets owned or used by AJOL. ,

     (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts that AJOL is party to;

     (g) give any Person the right to (i) declare a default or exercise any remedy under any! Contract that AJOL or BUYERS is a party to, (ii) accelerate the maturity or performance of any! Contract that AJOL is a party to, or (iii) cancel, terminate or modify any Contract that AJOL is a I party to; 1

     (h) .give any Person the right to any payment by AJOL or give rise to any acceleration or change in the award,. grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of an~ nature whatsoever of AJOL in favor of any Person, in any such case as a result of the change in control of AJOL or otherwise resulting from the transactions contemplated hereby;

     (i) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which BUYERS are a party or by which BUYERS are bound; or

     j) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by AJOL.

                                  EXHIBIT 2.0

     4.3.2 Neither AJOL nor BUYERS was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of the Agreement or the consummation or performance of any of the transactions contemplated hereby.

     4.4 SUBSIDIARIES AND JOINT VENTURES.

     4.4.1 There is no corporation or other entity in which AJOL owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity, nor does AJOL own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity.

      4.5  FINANCIAL STATEMENTS.
           ----------------------

     4.5.1 By the Closing Date, AJOL shall deliver to DSI the following financial statements and notes (collectively, the "AJOL Financial Statements"):

     (a) the audited balance sheets of AJOL as of March 31,2000, 2001, and 2002 and the related audited statements of operations, changes in shareholder's equity and fund balance and cash flows of AJOL for the fiscal years, or periods, then ended, together with the notes thereto and the report of Tohmatsu, the Japan member firm of Deloitte Touche Tohmatsu, AJOL' s auditor relating thereto (collectively the " AJOL Audited Financial Statements); and

     4.5.2 The AJOL Financial Statements are complete and correct, in accordance with the books and records of AJOL, present fairly and accurately the consolidated financial position of AJOL and its subsidiaries as of the respective dates thereof and the results of operations and changes in shareholder's equity and fund balance and cash flows of AJOL for the respective periods covered thereby. The Audited AJOL Financial Statements have been prepared in conformity with US GAAP applied on a consistent basis. The AJOL Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as specified therein.

     4.6 LIABILITIES.
         -------------

     4.6.1 AJOL has no Liabilities, except for:

     (a) liabilities reflected as part of the AJOL March 31, 2002 audited balance sheet; and

     (b) liabilities (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by AJOL in the Ordinary Course of Business since the date of the AJOL March 31, 2002 audited balance sheet, none of which individually or in the aggregate had or will have a material adverse effect on the business of AJOL or its property, assets, financial condition, earnings, profits or prospects.

     4.7 ABSENCE OF CHANGES.

     4.7.1 Since the date of the AJOL March 31,2002 audited balance sheet:

     (a) there has not been any material adverse effect in AJOL 's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and to AJOL 's or BUYERS' Knowledge, no event has occurred that likely would have an adverse effect

                                  EXHIBIT 2.0
on AJOL's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

     (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of AJOL 's assets (whether or not covered by insurance);

     (c) AJOL has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, or (iii) transferred assets of any kind to any of the BUYERS;

     (d) AJOL has not sold or otherwise issued any shares of capital stock or any other securities;

     (e) AJOL has not amended its articles of incorporation or Bylaws, failed to maintain its corporate existence or powers or failed to maintain its qualification as a foreign corporation in each jurisdiction where it is so qualified and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (f) AJOL has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by AJOL in the Ordinary Course of Business;

     (g) AJOL has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;

     (h) AJOL has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by AJOL from its inventory in the Ordinary Course of Business;

     (i) AJOL has not written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;

     (j) AJOL has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

     (k) AJOL has not made any loan or advance to any other Person or assumed or guaranteed any Liability of any other Person;

     (l) AJOL has not established or adopted any Employee Benefit Plan;

     (m) AJOL has not entered into, and neither AJOL nor any of the assets owned or used by AJOL has become bound by, any Contract that is not an Excluded Contract;

     (n) AJOL has not entered into any Contract (other than an Excluded Contract), by which AJOL or any of the assets owned or used by AJOL is or was bound, or under which AJOL has or had any rights or interest, that has been amended or terminated;

     (o) AJOL has not incurred, assumed or otherwise become subject to any Liability other than Liabilities of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP incurred by AJOL in the Ordinary Course of Business;

     (p) AJOL has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) have been incurred by AJOL since the date of

                                  EXHIBIT 2.0
the AJOL March 31, 2002 audited balance sheet in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (q) AJOL has not forgiven any debt or otherwise released or waived any right or claim;

     (r) AJOL has not changed any of its methods of accounting or accounting practices in any respect;

     (s) AJOL has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

     (t) AJOL has not made any payment, direct or indirect, of any Liability before the same shall have become due in accordance with its terms;

     (u) AJOL has not entered into any agreements regarding any merger or consolidation of or by AJOL with any other corporation or any acquisition of all or any part of the stock, equity interest or the business or assets of any other person, fim1, association, corporation or business organization;

     (v) AJOL has not failed to replenish its Inventories in a normal and customary manner consistent with prior practice, or entered into purchase commitments in excess of the normal, ordinary and usual requirements of the business or at any price in excess of the then current market price, or changed its selling, pricing, advertising or personnel practices inconsistent with prior practice;

     (w) AJOL has not entered into any agreement regarding the purchase or lease of any property from any officer, director, employee or shareholder of AJOL, or any member of his or her family or any affiliate or associate of any such Person;

     (x) AJOL has not failed to perform any of its obligations in any material respect or suffering or permitting any default to exist under, or receipt of a notice of termination, Breach or default with respect to any Contract to which AJOL is a party or by which it or any of its property may be bound or affected;

     (y) there have been no incidents involving any labor union organizing activity, labor dispute, trouble, strike or threatened strike, stoppage or other occurrence, event or condition of any similar character, or material change in relations with its employees, agents, customers or suppliers; (z) AJOL has not transferred or granted any rights in or entered into any settlement regarding the Proprietary Assets;

     (aa) AJOL has not terminated or closed any business operation of AJOL;

     (bb) AJOL has not altered or been advised that GAAP requires the alteration of the book value of any of the material assets of AJOL;

     (cc) AJOL has used its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals;

     (dd) AJOL has not lost the services of any key employee and has not sustained a termination of its relationship with any customer, supplier or other person with whom it deals

                                  EXHIBIT 2.0
and whose relationship is material to AJOL, and no such termination is anticipated; and

(ee) AJOL has not instituted, settled or agreed to settle any Proceeding before any Governmental Body relating to AJOL or any of its property.

     4.8 REAL ESTATE.

     4.8.1 AJOL has no interest in any real estate except those properties disclosed on the AJOL Disclosure Schedule (unless waived by DSI) for which AJOL alone holds title (the "Owned Properties") and those properties disclosed the AJOL Disclosure Schedule which AJOL leases or subleases, as tenant or subtenant (the "Leased Properties," and together with the Owned Properties, the "Real Properties").

     4.8.2 (1) All written and oral leases or subleases (collectively, the "Leases") of the Leased Properties are disclosed on the AJOL Disclosure Schedule (unless waived by DSI), including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base, rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew and whether there are any non-disturbance agreements from mortgages or paramount lessors; (2) AJOL has delivered to DSI true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (3) except as disclosed on the AJOL Disclosure Schedule, AJOL is the holder of the lessee's or sublessee's interest, as applicable, in each Lease and AJOL has not assigned any Lease or any interest therein or subleased any portion of the Leased Properties;
(4) each Lease is in full force and effect; (5) AJOL and each AJOL subsidiary are not and, to the Knowledge of AJOL and each AJOL subsidiary and BUYERS, each landlord under any Lease, are not in material default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by AJOL or any AJOL subsidiary or, to the Knowledge of AJOL and each AJOL subsidiary and BUYERS, any landlord under any Lease; and (6) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

     4.9 TITLE TO ASSETS.

     AJOL owns, free and clear of Encumbrances:

     4.9.1 all assets reflected on the AJOL March 31,2002 audited balance sheet (except for inventory sold by AJOL since the date of the AJOL March 31,2002 audited balance sheet in the Ordinary Course of Business);

     4.9.2 all assets acquired by AJOL since the date of the AJOL March 31,2002 audited balance sheet ( except for inventory sold by AJOL since the date of the AJOL March 31, 2002 audited balance sheet, in the Ordinary Course of Business); and

     4.9.3 all other assets reflected in AJOL 's books and records as being owned by AJOL.

     4.1 0 RECEIVABLES.

     4.10.1 All existing accounts receivable of AJOL (including those accounts receivable reflected on the AJOL March 31, 2002 audited balance sheet that have not yet been collected and those accounts receivable that have arisen since the date of the AJOL March 31, 2002 audited balance sheet and have not yet been collected) are current or immaterial and no known collection

                                  EXHIBIT 2.0
problems exist with respect any of them.

     4.10.2 The reserve for doubtful accounts reflected on the AJOL March 31,2002 audited balance sheet has been properly determined in accordance with GAAP and is believed by AJOL to be adequate for the purpose as of the date hereof with respect to the accounts receivable as of the date of the AJOL March 31,2002 audited balance sheet and that the amount of such reserve will be adequate, for a balance sheet of AJOL prepared in accordance with generally accepted accounting principles on a basis consistent with past periods as of the Closing Date.

     4.11 Reserved.

     4.12 PRODUCTS AND INVENTORIES.

     4.12.1 All raw materials, work-in-process, finished goods and packaging materials ("Inventories") of AJOL reflected in the AJOL March 31, 2002 audited balance sheet are merchantable, and comply with all Legal Requirements. At the Closing Date, such Inventories will not be excessive in kind or amount in light of AJOL's historical business needs and practices. The portions thereof consisting of finished goods will be fully salable in the Ordinary Course of Business consistent with normal business practices at normal list prices and terms without discounts. The portions thereof consisting of goods in process and packaging materials will not be obsolete and will be of a quality useable in the production and packaging of such finished goods. All Inventories at the Closing Date will be owned by AJOL free and clear of any Encumbrance. AJOL has not made any sales on consignment or granted return privileges to any purchaser of its finished goods other than normal defect or damage allowances.

     4.12.2 The values net of reserves at which the Inventories are carried on the AJOL March 31, 2002 audited balance sheet reflect the normal and consistent inventory valuation method of AJOL of valuing inventory all in accordance with GAAP , and include appropriate allowances for obsolescence.

     4.12.3 The manufacturing practices, composition and labeling for each of AJOL's products are in compliance with, and AJOL may produce, distribute and sell each of its products on and after the Closing Date without violating any Legal Requirements.

     4.13 SUFFICIENCY OF THE ASSETS.

     As of the Closing Date, the properties and assets owned or leased by AJOL will constitute all the properties and assets currently used, and since the date of the AJOL March 31, 2002 audited balance sheet have been used, by AJOL in its business, except for dispositions made in the Ordinary Course of Business, and are sufficient for the operation of its business on a basis consistent with past practices.

     4.14 TAX MATTERS.

     4.14.1 Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by AJOL (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by AJOL has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

     4.14.2. No claim or other Proceeding is pending or has been threatened against or with respect to AJOL in respect of any Tax.

                                  EXHIBIT 2.0

     4.14.3. All Taxes required to be withheld from employees, deemed employees or other persons up to and through the Closing Date will have been withheld and timely deposited prior to the Closing Date.

     4.14.4. AJOL and BUYERS have filed all reports and retained all records that are appropriate or required under the laws of any jurisdiction where AJOL is subject to Tax by any Government Body.

     4.15 CONTRACTS.

     4.15.1. AJOL shall not have any material contingent Liabilities under any Contracts as of the Closing Date.

     4.16 PROCEEDINGS: ORDERS.

     4.16.1 There is no pending Proceeding, and to AJOL's and BUYERS Knowledge no Person has threatened to commence any Proceeding:

     1. that involves AJOL or that otherwise relates to or likely would affect AJOL's business or any of the assets owned or used by AJOL (whether or not AJOL is named as a party thereto ); or

     2. that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

     4.16.2 To the Knowledge of AJOL and BUYERS, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.16.3 No Proceeding has ever been commenced by or against AJOL, and no Proceeding otherwise involving or relating to AJOL has, to the Knowledge of AJOL and BUYERS been pending or threatened at any time.

     4.16.4 AJOL is not a party to any Proceeding as a party plaintiff, nor is AJOL presently contemplating the initiation of any such Proceeding.

     4.16.5 There is no Order to which AJOL, or any of the assets owned or used by AJOL, is subject, and BUYERS are not subject to any Order that relates to AJOL's business or to any of the assets owned or used by AJOL.

     4.16.6 To the best of the Knowledge of AJOL and BUYERS, no officer or employee of AJOL is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to AJOL's business.

     4.16.7 There is no proposed Order that, if issued or otherwise put into effect, (i) would have an adverse effect on AJOL's business, condition, assets, liabilities, operations, financial performance, net income or prospects ( or on any aspect or portion thereof) or on the ability of AJOL or BUYERS to comply with or perform any covenant or obligation under the Agreement, or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the transactions contemplated hereby.

                                  EXHIBIT 2.0

     4.17 EMPLOYEE AND LABOR MATTERS.

     4.17.1. No present or former employee of AJOL has any material claim against AJOL arising from his employment with AJOL.

     4.18 BENEFIT PLANS: ERISA.

     4.18.1. The AJOL Financial Statements reflect all of AJOL's employee benefit liabilities in a manner satisfying the requirements set forth in F ASB Statement Nos. 87, 106 and 112.

     4.19 INSURANCE.

     4.19.1. AJOL maintains insurance policies which are adequate to insure AJOL's business, assets, and operations from material loss.

     4.20 COMPLIANCE WITH LEGAL REQUIREMENTS.

     4.20.1 Except as set forth in the AJOL Disclosure Schedule:

     (a) AJOL, to its and BUYERS' Knowledge, is in full compliance, in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

     (b) To AJOL's and BUYERS' Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any material violation by AJOL of, or a failure on the part of AJOL to comply with, any Legal Requirement.

     (c) AJOL has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of AJOL to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     (d) To AJOL and BUYERS' Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, would specifically affect AJOL and, (i) may have an adverse effect on AJOL's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects or on the ability of AJOL or BUYERS to comply with or perform any covenant or obligation under the Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

     (e) Without limiting the foregoing, AJOL has obtained and now holds all licenses, permits, certificates and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it. AJOL has properly filed all reports and other documents required to be filed with any Governmental Body.

                                  EXHIBIT 2.0

           4.21    ENVIRONMENTAL MATTERS.
                   ------------- -------

           4.21.1 AJOL is in compliance in all material respects with all applicable Environmental Laws. AJOL has not received any notice or other communication (in writing or otherwise) that alleges that AJOL is not in compliance with any Environmental Law, and, to the best of the Knowledge of AJOL and BUYERS, there are no circumstances that likely would prevent or interfere with AJOL's compliance with any Environmental Law in the future.

                      4.22 BUYERS.
                           ------

     4.22.1 BUYERS have the capacity and financial capability to comply with and perform all of BUYERS' covenants and obligations under the Agreement.

     4.22.2 There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of BUYERS to comply with or perform BUYERS' covenants or obligations under the Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.22.3 No Consent or Governmental Authorization by any Person is required in connection with the execution, delivery and performance by BUYERS of this Agreement or the consummation of the transactions contemplated hereby.

     4.22.4 Assuming consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement or any other agreement herein contemplated to be entered into by BUYERS, nor the consummation of such transactions nor the fulfillment of the terms thereof, violates or will violate, or results or will result in a Breach of any of the terms and provisions of, or constitutes or will constitute a default under, or conflicts or will conflict with, or results or will result in any augmentation or acceleration of rights, benefits or obligations of any party under any agreement, indenture or other instrument to which BUYERS are a party or are bound.

     4.22.5 Assuming consummation of the transactions contemplated hereby, BUYERS, at the Closing Date, will be, the record and beneficial owners and holders of the Purchased Stock, free and clear of any Encumbrances.


     4.23 Investment Intent

     4.23-1. Each BUYER either (i) has a pre-existing personal or business relationship with DS1 or one or more of its officers or controlling persons or
(ii) by reason of his or its business or financial experience, or by reason of the business or financial experience of such BUYER's financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by DS1 or any affiliate or selling agent of DSI, such BUYER is capable of evaluating the risks and merits of an investment in DS1 and of protecting his or its own interests in connection with this investment.

     4.23.2. BUYERS have not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or

                                  EXHIBIT 2.0
advertisement, radio television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Purchased Stock.

     4.23.3. BUYERS are acquiring the Purchased Stock for business and investment purposes of their own accounts only and not with a view to or for sale in connection with any distribution of all or any part of the Purchased Stock. No Person other than BUYERS will have any direct or indirect beneficial interest in or right to the Purchased Stock.

     4.23.4. BUYERS are financially able to bear the economic risk of an investment in the Purchased Stock, including the total loss thereof

     4.23.5. BUYERS acknowledge that the Purchased Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under the California Corporate Securities Law of 1968, as amended, or any other state's securities laws, in reliance, in part, on BUYERS' and AJOL's representations, warranties, and agreements herein.

     4.23.6 BUYERS understand that the Purchased Stock is a "restricted security" under the Securities Act in that the Purchased Stock will be acquired from DSI in a transaction not involving a public offering, and that the Purchased Stock may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Purchased Stock must be held indefinitely.

     4.23.7 Without limiting the representations set forth above, BUYERS will not make any disposition of all or any part of the Purchased Stock which will result in the violation by any BUYER or by DSI of the Securities Act, the California Corporate Securities Law of 1968, or any other applicable securities laws.

     4.23.8. BUYERS understand that the certificates evidencing the Purchased Stock may bear the following legends:

     A. "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAW OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRAT10N IS NOT REQUIRED."

     B. Any legend required by applicable state securities laws.

     4.23.9. BUYERS represent, warrant, and agree that DSI is under no obligation to register or qualify the Purchased Stock under the Securities Act or under any state securities law.

     4.23.10. BUYERS acknowledge that no public market exists for the Purchased Stock, and there can be no assurances that an active market for the Purchased Stock will develop in the future, and there can further be no assurances as to what price the Purchased Stock may trade at if such a market does develop.

                                  EXHIBIT 2.0

     4.23.11. BUYERS acknowledge that DS1 is a "shell" corporation without any assets or operations, and with liabilities of less than Fifty Thousand dollars ($50,000).

     4.24 Tax Consequences to BUYERS

     4.24.1. BUYERS acknowledge that the tax consequences to each BUYER of investing in DSI will depend on BUYERS' particular circumstances, and neither DS1, nor the agents, officers, directors, employees, or consultants of DS1 will be responsible or liable for the tax consequences to BUYERS of an investment in DSL BUYERS will look solely to, and rely upon, their own advisers with respect to the tax consequences of this investment.

     4.24.2. BUYERS acknowledge that there can be no assurance that the Code or the regulations passed thereunder will not be amended or interpreted in the future in such a manner so as to deprive BUYERS or AJOL of some or all of the tax benefits they might now receive.

     4.25 FULL DISCLOSURE.
          ---------------

     4.25.1 None of the representations and warranties of BUYERS and AJOL in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading.

     4.25.2 AJOL Disclosure Schedule Updates, if any, will not contain any untrue statement of fact or omit to state any fact necessary to make the representations, warranties and statements contained in the Agreement not misleading.

     4.25.3 As of the date of this Agreement, AJOL and BUYERS have provided DS1 and DSI's Representatives with full and complete disclosure of all material facts and access to, and delivery of, all of AJOL's records and other documents and data requested by them.


     4.26 FAIRNESS OPINION
     By the Closing Date, BUYERS and AJOL shall have conducted all due diligence investigations and procedures that they consider necessary and/or appropriate with regard to the transactions set forth in this Agreement and shall have considered the desirability of obtaining a "fairness opinion" with regard to such transactions.



                                    ARTICLE V
                                    ---------

                      REPRESENTATIONS AND WARRANTIES OF DSI

     DS1 represents and warrants, to and for the benefit of AJOL and BUYERS that, as of the Effective Date and continuing through the Closing Date:

     5.1 Due Organization; Capitalization and Articles, Bylaws and Records.

     5.1.1 DS1 is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the full corporate power and authority to own its

                                  EXHIBIT 2.0
properties, carry on its business as it is now being conducted and perform its obligations under all of the Contracts to which it is a party, and is duly qualified to do business as a foreign corporation in all the jurisdictions in which DST conducts any business.

     5.1.2 The authorized capital stock of DSI consists of Ten Million (10,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock. Immediately prior to giving effect to the stock split described in section 5.1.4, there are 6,403,238 DST common shares issued and outstanding. The issued shares are held by Two Thousand Five Hundred Thirty Nine (2,539) shareholders. All of DST's outstanding shares are validly issued, fully paid and non-assessable. There are no shares of DST's capital stock held in its treasury. Other than ninety five thousand (95,000) common shares (pre-split) to be issued prior to the Closing Date, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of DST nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights, phantom stock contracts, or similar rights measured with respect to any of DST's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights.

     5.1.3 The minute books and stock records of DST are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of DST's and each subsidiary's minute books and stock records, including DST's and each subsidiary's Articles or Certificate of Incorporation and Bylaws and all amendments to both, have been delivered to AJOL. Neither DST nor any DST subsidiary is in default under or in violation of any provision of its Articles or Certificate of Incorporation or its Bylaws. The books of account, stock records, minute books and other records of DST are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

     5.1.4 DST shall have completed a reverse stock split in a ratio of one (I ) share for seven (7).

     5.2 Authority; Binding Nature of Agreements.

     5.2.1 DST shall have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by DST in connection with this Agreement, and the execution, delivery and performance by DST of this Agreement and such other agreements, certificates and instruments shall have been duly authorized by all necessary action on the part of DST and its shareholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of DST, enforceable against DST in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.

     5.3 Non Contravention; Consents.

     5.3.1 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of DST's articles of incorporation or Bylaws, or (ii) any resolution adopted by DST's shareholders,

                                  EXHIBIT 2.0

DST's Board of Directors or any committee of DST's Board of Directors;

     (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which DST, or any of the assets owned or used by DST, is subject;

     (c) Reserved;

     (d) cause any of the assets owned or used by DST to be reassessed or revalued by any taxing authority or other Governmental Body;

     (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by DST or any of its employees or that otherwise relates to DST or to any of the assets owned or used by DST;

     (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts that DST is party to;

     (g) give any Person the right to (i) declare a default or exercise any remedy under any Contract that DST is a party to, (ii) accelerate the maturity or performance of any Contract that DST is a party to, or (iii) cancel, terminate or modify any Contract that DST is a party to;

     (h) give any Person the right to any payment by DST or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of DST in favor of any Person, in any such case as a result of the change in control of DST or otherwise resulting from the transactions contemplated hereby; or

     (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by DST.

     5.3.2 DST is not and will not be required to make any filing (other than securities exemptions) with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of the Agreement or the consummation or performance of any of the transactions contemplated hereby.

     5.4 Subsidiaries and Joint Ventures.

     5.4.1 There is no corporation or other entity in which DST owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity, nor does DST own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity.

     5.5 Financial Statements.

     5.5.1 By the Closing Date, DST shall deliver to BUYERS the following financial statements and notes (collectively, the "DST Financial Statements"):

     (a) the audited balance sheets of DST as of September 30, 1999, 2000, and 2001 and the related audited statements of operations, changes in shareholder's equity and fund

                                  EXHIBIT 2.0
              balance and cash flows of DST for the fiscal years then ended, together with the notes thereto and the report of DST's auditor relating thereto (collectively the "Audited DST Financial Statements); and

     (b) the unaudited balance sheets of DST as of March 31, 2002 (the "DSI Unaudited Interim Balance Sheet"), and related unaudited statements of operations for the six (6) months then ended.

     5.5.2 The DST Financial Statements are complete and correct, in accordance with the books and records of DST, present fairly and accurately the consolidated financial position of DST as of the respective dates thereof and the results of operations and changes in shareholder's equity and fund balance and cash flows of DST for the respective periods covered thereby. The Audited DST Financial Statements have been prepared in conformity with GAA-P applied on a consistent basis. The DST Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as specified therein.

     5.6 Liabilities.

     5.6.1 DST has no Liabilities, except for the liabilities listed on the DST Unaudited Interim Balance Sheet.

     5.7 Absence of Changes.

     5.7.1 Since the date of the DST Unaudited Interim Balance Sheet:

     (a) There has not been any material adverse effect in DST's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects.

     (b) DST has not instituted, settled or agreed to settle any Proceeding before any Governmental Body relating to DST or any of its property;

     (c) DST has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, or (iii) transferred assets of any kind to any of its shareholders;

     (d) Except as otherwise disclosed in this Agreement, DST has not sold or otherwise issued any shares of capital stock or any other securities;

     (e) Except as required in connection with the purchase and sale set forth in this Agreement, DST has not amended its articles of incorporation or Bylaws, failed to maintain its corporate existence or powers or failed to maintain its qualification as a foreign corporation in each jurisdiction where it is so qualified and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (other than the reverse stock split referred to in section 3.1.4 of this Agreement);

     (f) DST has not purchased or otherwise acquired any asset from any other Person;

     (g) DST has not leased or licensed any asset from any other Person;

     (h) Reserved;

                                  EXHIBIT 2.0

     (i) DST has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person;

     (j) DST has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

     (k) DST has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

     (1) DST has not made any loan or advance to any other Person or assumed or guaranteed any Liability of any other Person;

     (m) DST has not (i) established or adopted any Employee Benefit Plan, or
(ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

     (n) DST has used its best efforts to preserve its business organization intact;

     (o) DST has not entered into any Contracts, including any contracts that would otherwise meet the definition of an Excluded Contract contained in Section
1.1.10 of this Agreement, by which DST or any of the assets owned or used by DST is or was bound, or under which DST has or had any rights or interest, that has been amended or terminated;

     (p) DST has not incurred, assumed or otherwise become subject to any Liabilities;

     (q) DST has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability;

     (r) DST has not forgiven any debt or otherwise released or waived any right or claim;

     (s) DST has not changed any of its methods of accounting or accounting practices in any respect;

     (t) DST has not entered into any agreement regarding the purchase or lease of any property from any officer, director, employee or shareholder of DST, or any member of his or her family or any affiliate or associate of any such Person; and

     (u) DST has not entered into any agreements regarding any merger or consolidation of or by DST with any other corporation or any acquisition of all or any part of the stock, equity interest or the business or assets of any other person, firm, association, corporation or business organization.

     5.8 Real Estate.

     5.8.1 DST has no right, title or interest in, or any obligation or duty relating to, any real estate or real property.

     5.9 Title to Assets.

     5.9.1 DST owns, free and clear of Encumbrances all assets reflected on the DST Unaudited Interim Balance Sheet.

                                  EXHIBIT 2.0

     5.10 Tax Matters.

     5.10.1 Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by DSI (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by DSI has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

     5.10.2 No claim or other Proceeding is pending or has been threatened against or with respect, to DSI in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by DSI. DSI has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). DSI has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

     5.10.3 There is no agreement, plan, arrangement or other Contract that DSI is a party to covering any employee or independent contractor or former employee or independent contractor of DSI that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 28OG or Section 162 of the Code.

     5.10.4 DSI is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     5.11 Contracts.

     5.11.1 DSI has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

     5.11.2 DSI has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

     5.12 Proceedings, Orders.

     5.12.1 There is no pending Proceeding, and to DSI's Knowledge, no Person has threatened to commence any Proceeding:

          1. that involves DSI; or

          2. that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

     5.12.2 No event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                                  EXHIBIT 2.0

     5.12.3. There is no Order to which DST, or any of the assets owned or used by DST, is subject.

     5.13 Employee and Labor Matters.

     5.13.1 DST has no employees.

     5.13.2 There is no former employee of DST who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from DST or otherwise) relating to such former employee's employment with DST.

     5.14 Benefit Plans; ERISA.

     5.14.1 There are no DST Company Plans.

     5.15 Insurance.

     5.15.1 As of the Closing Date, there are no insurance policies maintained by or at the expense of, or for the direct or indirect benefit of DST.

     5.16 Sale of Products, Performance of Services.

     5.16.1 As of the Closing Date, DST has not at any time, manufactured or sold any products or provided any services to any customers or the public.

     5.17 Compliance with Legal Requirements.

     5.17.1 DST, to its Knowledge, is in full compliance, in all material respects with all Legal Requirement that are applicable to it.

     5.17.2 To DST's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any material violation by DST of, or a failure on the part of DST to comply with, any Legal Requirement.

     5.17.3 DST has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of DST to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.


     5.18 Environmental Matters.

     5.18.1 DST is in compliance in all material respects with all applicable Environmental Laws. DST has not received any notice or other communication (in writing or otherwise) that alleges that DST is not in compliance with any Environmental Law, and, to the best of the Knowledge of DST, there are no circumstances that likely would prevent or interfere with DST's compliance with any Environmental Law in the future.

                                  EXHIBIT 2.0

     5.19 Investment Intent

           5.19.1. DSI either (1) has a pre-existing personal or business relationship with AJOL or one or more of its officers or controlling persons or
(ii) by reason of DSI's business or financial experience, or by reason of the business or financial experience of DSI's financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by AJOL or any affiliate or selling agent of AJOL, DSI is capable of evaluating the risks and merits of an investment in AJOL and of protecting his or its own interests in connection with this investment.

           5.19.2. DSI has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio television advertisement, or any other form of advertising or general solicitation with respect to AJOL Stock.

           5.19.3. DSI is acquiring the AJOL Stock for business and investment purposes of its own account only and not with a view to or for sale in connection with any distribution of all or any part of the AJOL Stock. No Person other than DSI will have any direct or indirect beneficial interest in or right to the AJOL Stock.

           5.19.4. DSI is financially able to bear the economic risk of an investment in the AJOL Stock, including the total loss thereof

           5.19.5. DSI acknowledges that the AJOL Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under the California Corporate Securities Law of 1968, as amended, or any other state's securities laws, in reliance, in part, on DSI's representations, warranties, and agreements herein.

           5.19.6. DSI understands that the AJOL Stock is a "restricted security" under the Securities Act in that the AJOL Stock will be acquired from BUYERS in a transaction not involving a public offering, and that the AJOL Stock may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the AJOL Stock must be held indefinitely.

           5.19.6. DSI represents, warrants, and agrees that neither AJOL nor BUYERS are under any obligation to register or qualify the AJOL Stock under the Securities Act or under any state securities law, or to assist DSI in complying with any exemption from registration and qualification.

           5.19.7. Without limiting the representations set forth above, DSI will not make any disposition of all or any part of the AJOL Stock which will result in the violation by any BUYER or AJOL of the Securities Act, the California Corporate Securities Law of 1968, or any other applicable securities laws.

           5.19.8 DSI understands that the certificates, if any, evidencing the AJOL Stock may bear any legend required by applicable state, federal, or foreign securities laws.

                      5.20      Tax Consequences to DSI

           5.20.1. DSI acknowledges that the tax consequences to DSI of investing in AJOL will depend on DST's particular circumstances, and neither BUYERS. AJOL, nor the

                                  EXHIBIT 2.0
agents, officers, directors, employees, or consultants of BUYERS or AJOL will be responsible or liable for the tax consequences to DST of an investment in AJOL. DST will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

           5.20,2. DST acknowledges that there can be no assurance that the Code or the regulations passed thereunder will not be amended or interpreted in the future in such a manner so as to deprive DST of some or all of the tax benefits it might now receive.


     5.21 Full Disclosure.

     5.21.1 None of the representations and warranties of DST in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading.

     5.21.2 DST Disclosure Schedule Updates, if any, will not contain any untrue statement of fact or omit to state any fact necessary to make the representations, warranties and statements contained in the Agreement not misleading.

     5.21.3 By the Closing Date, DST shall have provided AJOL and BUYERS and each of their respective Representatives with full and complete access to all of DST's records and other documents and data requested by them.

     5.22 Fairness Opinion

     5.22.1 By the Closing Date, DST shall have conducted all due diligence investigations and procedures that DST considers necessary and/or appropriate with regard to the transactions set forth in this Agreement and shall have considered the desirability of obtaining a "fairness opinion" with regard to such transactions. If DST determines that a "fairness opinion" is desirable then DST shall obtain such opinion at its own expense.


                                   ARTICLE VI
                                   ----------

                            COVENANTS OF THE PARTIES


     6.1 Cooperation with NASDAQ Listings and SEC Filings

     6.1.1. Each Party hereby covenants and agrees to cooperate in the future to take all actions that may be necessary, appropriate, or helpful to enable DST to obtain a listing on the NASD OTC Bulletin Board. Each Party further covenants and agrees that, at any such time as the Board of Directors of DST should attempt to obtain a listing on the NASDAQ National Market, that each Party will cooperate and take all actions that may be necessary, appropriate, or helpful to enable DST to obtain such listing. The Parties acknowledge and agree that there can be no assurances that such a listing on the NASDAQ National Market can be achieved.

     6.1.2 All Parties agree to use their Best Efforts to complete and file a Form-10 Registration Statement with the Securities and Exchange Commission ("Form 10") on or before August 31, 2002 with such filing to include audited financial statements of AJOL through to March 31, 2002.

                                  EXHIBIT 2.0

     6.2 Sharing of information

     6.2.1 BUYERS and AJOL hereby covenant and agree to cooperate in the future with DSI and to provide DSI with any and all information in the possession of BUYERS or AJOL, or to which BUYERS or AJOL have access, that is relevant to, related to, or is otherwise helpful to DSI in determining DSI's tax bases, holding periods, or other tax attributes of any of the assets, if specifically including the AJOL Stock, transferred pursuant to this Agreement or the transactions contemplated herein.

     6.3 Executing this Agreement

     6.3.1 Each Party hereby covenants and agrees to execute and deliver to the other Parties such other agreements, schedules, forms, exhibits, or other documents as may be necessary or appropriate to complete the transactions set forth in this Agreement.


                                   ARTICLE VII
                                   -----------

                                 INDEMNIFICATION


     7.1 Indemnification by BUYERS and AJOL.


     BLTYERS and AJOL agree to jointly and severally indemnify, defend and hold DSI, its subsidiaries and affiliates and each of their respective shareholders, officers and directors (collectively the "DSI Indemnified Parties") harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages or reasonable expenses (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation) whether or not involving a third-party claim, to which the DSI Indemnified Parties may suffer or incur, directly or indirectly, as a result from or in connection with:


     (a) any untrue representation of, or breach of warranty by, BUYERS or AJOL in any part of this Agreement; and

     (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of BUYERS or AJOL in this Agreement.

     7.2   Indemnification by DS1.

     DSI agrees to indemnify BUYERS and AJOL and their subsidiaries and affiliates and each of their respective shareholders, officers and directors (collectively the "Buyer Indemnified Parties") against all losses, liabilities, obligations, demands, judgments, settlements, damages and reasonable expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation), whether or not

                                  EXHIBIT 2.0
involving a third-party claim, to which the Buyer Indemnified Parties may suffer or incur, directly or indirectly, as a result from or in connection with:

      (a) any untrue representation of, or breach of warranty by, DSI in any part of this Agreement; and

      (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of DSI in this Agreement.


                                  ARTICLE VIII
                                  ------------

                               GENERAL PROVISIONS

      8.1. Survival of Representations and Warranties.

     Each of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date.


     8.2. Notices.

     All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when hand delivered to a Party; if by facsimile upon receipt of confirmation; or the Three (3) business days after the same has been deposited with either Federal Express or UPS, costs prepaid, addressed to the Parties as set forth below:

           If to FORVAL:          Mr. Hideo Ohkubo, President & CEO
                                  Forval Corporation
                                  JBP Oval Building
                                  Jingu-mae 5-52-2, Shibuya-ku
                                  Tokyo 150-0001

           If to LEO:             Mr. Nobuo Takada, Managing Director
                                  Boston Advisory Service Co., Ltd.
                                  Sogo Hirakawa-cho Building I OF
                                  4-12, Hirakawa-cho 1-chome
                                  Chiyoda-ku, Tokyo 102-0093, Japan

           If to DSI:             Mr. Edwin Michalove, CEO & CFO
                                  Diversified Strategies, Inc.
                                  809 S. Bundy Drive
                                  Los Angeles, CA 90049 U.S.A.








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                                  EXHIBIT 2.0

           If to AJOL:                Mr. Yoshihiro Aota, President
                                      AJOL Co., Ltd.
                                      JBP Oval Building 6F
                                      Jingu-mae 5-52-2, Shibuya-ku
                                      Tokyo 150-0001


           With a copies to:          Ellis G. Wasson, Esq.
                                      Ropers, Majeski, Kohn & Bentley
                                      515 South Flower Street, Suite 2 1 00
                                      Los Angeles, CA 90071
                                      Facsimile No. (213) 312-2001;

                                      Richard Izumi, Managing Director
                                      ECO2, LLC
                                      222 N. Sepulveda Blvd., Suite 2000
                                      El Segundo CA 90245
                                      Facsimile No. (714) 505-9104; and

     or to such other place or facsimile number as such Party may from time to time designate by written notice to the other Party delivered in the manner specified herein.

     8.3. Entire Agreement.


     This Agreement contains all of the terms and conditions agreed upon by the Parties hereto with reference to the subject matter hereof, and specifically supersedes in its entirety that certain Stock Purchase and Business Combination Agreement (and all assurances provided by the Parties in connection therewith) executed March 23, 2002 by Forval and DST.

     8.4. Assignment.


     8.4.1 Except as expressly provided herein, this Agreement is not assignable or delegable by any Party without prior written consent of all the Parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors and assigns.

     8.5. Third Party Rights.

     Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and assigns, any night or remedies under or by reason of this Agreement.

     8.6. Captions.

     All section headings are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.



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                                  EXHIBIT 2.0

     8.7. Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.



     8.8. Waiver and Modification.

     No waiver or modification of this Agreement shall be binding unless in writing and signed by the Party making the waiver or agreeing to the modification. A waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any Party or Parties may waive or modify performance of an act which is intended solely for their benefit as long as all Parties for whom such act is intended to benefit consent to such waiver or modification in writing.

     8.9. Applicable Law, Jurisdiction and Venue.

     Each of the Parties acknowledges, represents and warrants that:

     8.9.1. This Agreement was, and is irrevocably deemed to have been, negotiated and entered into within Los Angeles, State of California.

     8.9.2. That performance hereunder is, and shall irrevocably be deemed to be within the State of California.

     8.9.3. Each of the Parties further acknowledges, represents and warrants that the provisions of this paragraph constitute a material factor for their entering into this Agreement, and that each of the Parties waives and is estopped from challenging in any way the provisions of this paragraph or its enforceability. Accordingly, the Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed within the State of California, that the State of California has personal jurisdiction over each of the Parties and any disputes or litigation in any way pertaining to this Agreement, and that the sole proper and exclusive venue for any litigation or disputes in any way pertaining to this Agreement shall be within the County of Los Angeles, State of California.

     8.10. Severability of Provisions.

     This Agreement shall be performed and shall be enforceable to the fall extent allowable by law, and the illegality, invalidity, waiver or unenforceability of any provision of this Agreement shall not affect the legality, validity, applicability or enforceability of the remaining provision hereof.


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                                  EXHIBIT 2.0

     8.11. Attorneys Fees.

     If any legal action, arbitration or other proceeding is brought for the enforcement of or in any way pertaining to this Agreement, or any of its exhibits, the successful or prevailing Party or Parties shall be entitled to recover all reasonable attorneys' fees and costs incurred with respect thereto, in addition to any other relief to which it or they may be entitled. In this regard, the Parties specifically agree that a voluntary dismissal with or without prejudice shall operate to make the so dismissed Party a prevailing Party.

     8.12. Expenses.

     AJOL shall pay the legal, accounting and translators fees and expenses of the other Parties to this Agreement incurred by such other Parties in negotiating and consummating this transaction.


     8.13. Construction and Intep2retation.

     8.13.1 Whenever the context herein now or hereafter requires, the masculine, feminine and neuter gender, and the singular and plural number, shall each be deemed to include the others.


     8.13.2 This Agreement is to be deemed to have been prepared jointly by the Parties hereto and if any inconsistencies exist herein, they shall not be interpreted or construed against any Party as the drafter.


     8.14 Counsel


     8.14.1 LEO hereby represents and warrants to each of FORVAL and DSI that LEO either (i) has been represented by counsel of its own choosing in all matters and at all times in connection with the transactions set forth in this Agreement, or (ii) has had the opportunity to be represented by counsel of its own choosing and has decided, considering all of the relevant circumstances, not to seek such representation. LEO further represents and warrants to each of FORVAL and DSI that LEO understands that LEO has not been, and is not being, jointly represented by either or both of Ellis G. Wasson, Esq. and/or Edward Gelfand, Esq.

     8.14.2 FORVAL hereby represents and warrants to each of LEO and DSI that FORVAL either (1) has been represented by counsel of its own choosing in all matters and at all times in connection with the transactions set forth in this Agreement, or (ii) has had the opportunity to be represented by counsel of its own choosing and has decided, considering all of the relevant circumstances, not to seek such representation. FORVAL further represents and warrants to each of LEO and DSI that FORVAL understands that FORVAL has not been, and is not being, jointly represented by either or both of Ellis G. Wasson, Esq. and/or Edward Gelfand, Esq.



                                       36


                                  EXHIBIT 2.0

     8.14.3 All Parties specifically acknowledge that they have placed no reliance on counsel with respect to the value of the Purchased Stock or the value of the AJOL shares transferred as consideration for the Purchased Stock.




                               END OF THIS SECTION
                             SIGNATURE PAGE ATTACHED





























                                       37



                                  EXHIBIT 2.0

     IN WITNESS WHEREOF, the Parties, have executed this Agreement as effective as of April 1, 2002.



          FORVAL:                       FORVAL CORPORATION,
                                        a Japan corporation

                    Date: 7/10/02       /s/ Hi  Ohkubo
                                        --------------------------------
                                        By: Hi  Ohkubo, President & CEO




         LEO:                           LEO GLOBAL RJND,
                                        a Cayman Islands Trust



                    Date: 7/10/02       /s/ Nobuo Takada
                                        --------------------------
                                        By: Nobuo Takada
                                        Its: CEO



         DSI:                           DIVERSIFIED STRATEGIES, INC.,
                                        a California corporation

                   Date: 7/19/02        /s/ Edwin Michalove
                                        ------------------------
                                        Edwin Michalove, President & CEO



         AJOL:                          AJOL CO., LTD.,
                                        a Japan corporation


                   Date: 7/19/02        /s/  Yoshihiro Aota
                                        ------------------------
                                        Yoshihiro Aota, President









                                       38


                                  EXHIBIT 2.0

                                  EXHIBIT 3.2.4
                                  -------------

          AJOL FINANCIAL STATEMENTS AS OF MARCH 31, 2000, 2001 AND 2002







                      See Item 15.(a) Financial Statements






































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                                  EXHIBIT 2.0